EXHIBIT 10.1

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”), dated as of ●, with an effective date as set forth in Section 18, between Midway Gold Corp., a British Columbia corporation (the “Corporation”), and ● (the “Indemnitee”),

WHEREAS,

A.	The Indemnitee is an Eligible Party (as hereinafter defined) and, in such capacity, is performing a valuable service for the Corporation.

B.
The Corporation is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations or other business entities unless they are protected by comprehensive indemnification and liability insurance, due to increased exposure to litigation costs and risks resulting from their service to such entities, and because the exposure frequently bears no reasonable relationship to the compensation of such directors and officers.

C.
The board of directors of the Corporation (the “Board of Directors”) has concluded that, to retain and attract talented and experienced individuals to serve or continue to serve as officers or directors of the Corporation or its subsidiaries, and to encourage such individuals to take the business risks necessary for the success of the Corporation, it is necessary for the Corporation contractually to indemnify directors and officers and to assume for itself to the fullest extent permitted by law expenses and damages in connection with claims against such officers or directors in connection with their service to the Corporation.

D.
Division 5 of Part 5 of the Business Corporations Act (British Columbia) (as may from time to time be amended, the “BCA”), under which the Corporation is organized, requires the indemnification of Eligible Parties in certain circumstances, prohibits the indemnification of Eligible Parties in certain circumstances and allows additional indemnification of Eligible Parties, at the discretion of the Corporation and the articles of the Corporation (as may from time to time be amended, the “Articles”) also contain provisions regarding the indemnification of certain persons.

E.
The Corporation desires and has requested the Indemnitee to serve or continue to serve as an Eligible Party, free from undue concern for claims for damages arising out of or related to such services to the Corporation.

F.	The Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Corporation on the condition that he or she be indemnified as herein provided.

G.	It is intended that the Indemnitee shall be paid promptly by the Corporation all amounts necessary to effectuate in full the indemnity provided herein.

NOW, THEREFORE, in consideration of the promises and the covenants in this Agreement, and of the Indemnitee serving or continuing to serve the Corporation and intending to be legally bound hereby, the parties hereto agree as set forth below.

1.	Services by the Indemnitee.

The Indemnitee agrees to serve or continue to serve in its current capacity as an Eligible Party until such time as the Indemnitee resigns or fails to stand for election or is otherwise removed from the Indemnitee’s position. The Indemnitee may from time to time also perform other services at the request or for the convenience of, or otherwise benefiting the Corporation or one or more of its subsidiaries. The Indemnitee may at any time and for any reason resign or be removed from his or her position or positions (subject to any other contractual obligation or other obligation imposed by operation of law).

2.	Indemnification of the Indemnitee.

Subject to the limitations set forth herein and particularly in Section 6 hereof, the Corporation shall, to the fullest extent permitted by the BCA and the Articles, indemnify the Indemnitee as set forth below.

(a)
The Corporation shall, with respect to any Eligible Proceeding (as hereinafter defined), indemnify the Indemnitee. The right to indemnification conferred herein shall be presumed to have been relied upon by the Indemnitee in serving or continuing to serve the Corporation in his or her capacity as an Eligible Party and shall be enforceable as a contract right. Without in any way diminishing the scope of the indemnification provided by this Section 2(a), the rights of indemnification of the Indemnitee shall include but shall not be limited to those rights set out in Sections 2(b) through (e).

(b)
If a claim or Eligible Proceeding against the Indemnitee includes a claim or Eligible Proceeding against: (i) the lawful spouse or legally recognized domestic partner of such the Indemnitee; or (ii) a property interest of such spouse or domestic partner of such the Indemnitee, and such claim or Eligible Proceeding arises from any actual or alleged wrongful act of such the Indemnitee, the Corporation shall, unless prohibited by the BCA and/or the Articles, indemnify the spouse or domestic partner or the property of such spouse or domestic partner to the extent that such indemnification does not arise from an Eligible Proceeding for any actual or alleged act, error or omission of such spouse or domestic partner. Unless prohibited by the BCA and/or the Articles, this Agreement shall also indemnify against Eligible Proceedings made against the estates, heirs, or legal representatives of any deceased the Indemnitee and the legal representatives of any the Indemnitee in the event of incompetence, insolvency or bankruptcy of an the Indemnitee who was an the Indemnitee at the time the wrongful acts upon which such Eligible Proceeding is based were alleged to have been committed.

(c)
To the fullest extent permitted by the BCA and the Articles, the Corporation shall indemnify the Indemnitee, if the Indemnitee is or was a party or is threatened to be made a party to any Eligible Proceeding (other than an action by or on behalf of the Corporation) by reason of the fact that the Indemnitee is or was an Eligible Party, against Eligible Penalties and Expenses (as such terms are hereinafter defined), actually and reasonably incurred by the Indemnitee in connection with such Eligible Proceeding if the Indemnitee acted honestly and in good faith with a view to the best interests of the Corporation or the Associated Corporation (as hereinafter defined), as the case may be, and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any Eligible Proceeding other than a civil proceeding, had no reasonable cause to believe the Indemnitee’s conduct in respect of which the proceeding was brought was unlawful.

(d)
To the extent that the Indemnitee has been successful on the merits or otherwise in defense of any Eligible Proceeding or in defense of any issue or matter therein, the Indemnitee shall be indemnified against all Eligible Penalties and Expenses incurred in connection therewith, except with respect to any portion of the Eligible Proceeding relating to a matter described in Section 6. For these purposes, the Indemnitee will be deemed to have been “successful on the merits” upon termination of any Eligible Proceeding or of any claim, issue or matter therein, by the winning of a motion to dismiss (with prejudice), motion for summary judgment, or settlement (with or without court approval). If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Eligible Penalties and Expenses, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion thereof to which the Indemnitee is entitled.

(e)
The Corporation shall indemnify and hold harmless the Indemnitee from any claims for contribution which may be brought by officers, directors or employees of the Corporation (other than the Indemnitee) who may be jointly liable with the Indemnitee.

3.	Advancement of Expenses.

Unless prohibited by the BCA and/or the Articles, all Expenses actually and reasonably incurred in advance of the final disposition of an Eligible Proceeding by the Indemnitee shall be advanced from time to time by the Corporation to the Indemnitee within thirty (30) days after the receipt by the Corporation of both a written request for an advance of Expenses, whether prior to or after final disposition of an Eligible Proceeding (except to the extent that there has been a Final Adverse Determination (as hereinafter defined) that the Indemnitee is not entitled to be indemnified for such Expenses) and a written undertaking executed by the Indemnitee (an “Advancement Undertaking”), which provides that, if it is ultimately determined that the payment of Expenses is prohibited by the BCA, he or she will repay the amounts advanced by the Corporation. Notwithstanding the foregoing, the Indemnitee may alternately request that the Corporation (but without duplication) (a) pay such Expenses on behalf of the Indemnitee or (b) reimburse the Indemnitee for such Expenses. The Indemnitee’s right to such advancement is not subject to the satisfaction of any standard of conduct. The written request for an advancement, payment or reimbursement of any and all Expenses under this Section 3 shall contain reasonable detail of the Expenses incurred by the Indemnitee. In the event that such written request shall be accompanied by an affidavit of counsel to the Indemnitee, to the effect that such counsel has reviewed such Expenses and that such Expenses are reasonable in such counsel’s view, then such expenses shall be deemed reasonable in the absence of clear and convincing evidence to the contrary. The advancement of Expenses shall be unsecured and interest free, without regard to the Indemnitee’s ability to repay. In the event that the Corporation breaches its obligation to advance Expenses under this Section 3, the parties hereto agree that the Indemnitee’s remedies available at law would not be adequate and that the Indemnitee would be entitled to specific performance.

4.	Presumptions and Effect of Certain Eligible Proceedings.

(a)
Upon making a request for indemnification, the Indemnitee shall be presumed to be entitled to indemnification under this Agreement and the Corporation shall have the burden of proof to overcome that presumption by a preponderance of the evidence in reaching any contrary determination.

(b)
The termination of any Eligible Proceeding by judgment, order, settlement, arbitration award or conviction, or upon a plea of nolo contendere or its equivalent shall not affect this presumption or, except as determined by a judgment or other final adjudication adverse to the Indemnitee, establish a presumption with regard to any factual matter relevant to determining the Indemnitee’s rights to indemnification hereunder. If the person or persons so empowered to make a determination pursuant to Section 5 hereof shall have failed to make the requested determination within the period provided for in Section 5, a determination that the Indemnitee is entitled to indemnification shall be deemed to have been made.

(c)
The knowledge and/or actions, or failure to act, or any director, officer, agent or employee of the Corporation or the Corporation itself shall not be imputed to the Indemnitee for purposes of determining any rights under this Agreement.

(d)
For purposes of any determination of good faith, the Indemnitee shall be deemed to have acted in good faith if the Indemnitee’s action is based on the records or books of account of the Corporation, other than records or books of account prepared by or under the direct supervision of the Indemnitee, including financial statements, or on information supplied to the Indemnitee by the officers of the Corporation in the course of their duties, or on the advice of legal counsel for the Corporation or the Board or counsel selected by any committee of the Board or on information or records given or reports made to the Corporation by an independent certified public accountant or by an appraiser, investment banker, compensation consultant, or other expert selected with reasonable care by the Corporation or the Board or any committee of the Board. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct. Whether or not the foregoing provisions of this Section are satisfied, it shall, in any event, be presumed that the Indemnitee has at all times acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation.

5.	Procedure for Determination of Entitlement to Indemnification.

(a)
Whenever the Indemnitee believes that the Indemnitee is entitled to indemnification pursuant to this Agreement, the Indemnitee shall submit a written request for indemnification or Expense advancement to the Corporation, together with an Advancement Undertaking, if required pursuant to Section 3 of this Agreement (collectively, as applicable, a “Claim for Indemnification”). The Indemnitee shall submit his or her Claim for Indemnification within a reasonable time, not to exceed five (5) years after any judgment, order, settlement, dismissal, arbitration award, conviction, acceptance of a plea of nolo contendere or its equivalent, or final determination, whichever is the later date for which the Indemnitee requests indemnification. The Secretary or other appropriate officer of the Corporation shall, promptly upon receipt of the Indemnitee’s Claim for Indemnification, advise the Board of Directors in writing that the Indemnitee has made such request. Determination of the Indemnitee’s entitlement to indemnification shall be made not later than sixty (60) days after the Corporation’s receipt of the Claim for Indemnification. If it is so determined that the Indemnitee is entitled to indemnification, and the Indemnitee has already paid Eligible Penalties and Expenses, reimbursement to the Indemnitee shall be made within ten (10) days after such determination; otherwise, the Corporation shall pay the Eligible Penalties and Expenses on behalf of the Indemnitee if and when the Indemnitee becomes legally obligated to make payment.

(b)
The Corporation shall be entitled to select the forum in which the Indemnitee’s entitlement to indemnification will be heard; provided, however, that if there is a Change in Control (as hereinafter defined) of the Corporation, Independent Legal Counsel (as hereinafter defined) shall determine whether the Indemnitee is entitled to indemnification. The forum shall be any one of the following:

(i)	a majority vote of Disinterested Directors (as hereinafter defined), even though less than a quorum;

(ii)	by a committee of Disinterested Directors designated by majority vote of Disinterested Directors, even though less than a quorum;

(iii)	Independent Legal Counsel, whose determination shall be made in a written opinion; or

(iv)	the Shareholders (as hereinafter defined) of the Corporation.

6.	Specific Limitations on Indemnification.

Notwithstanding anything in this Agreement to the contrary, the Corporation shall not be obligated under this Agreement to make any payment to the Indemnitee with respect to any Eligible Proceeding:

(a)
to the extent that payment is actually made to the Indemnitee under any insurance policy, or is made to the Indemnitee by the Corporation or an affiliate otherwise than pursuant to this Agreement. Notwithstanding the availability of such insurance, the Indemnitee also may claim indemnification from the Corporation pursuant to this Agreement by assigning to the Corporation any claims under such insurance to the extent the Indemnitee is paid by the Corporation;

(b)
provided there has been no Change in Control, for Eligible Penalties in connection with Eligible Proceedings settled without the Corporation’s consent, which consent, however, shall not be unreasonably withheld;

(c)
for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Corporation within the meaning of section 16(b) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), or similar provisions of any other applicable law, provided, however, that the Indemnitee shall be entitled to the advancement of Expenses unless final adjudication determines that the Indemnitee has violated such section 16(b) and must disgorge profits;

(d)	to the extent it would be otherwise prohibited by law or public policy, if so established by a final adjudication adverse to the Indemnitee;

(e)	in connection with an Eligible Proceeding brought against an Eligible Party by or on behalf of the Corporation or by or on behalf of an Associated Corporation; or

(f)
in connection with an Eligible Proceeding commenced by the Indemnitee (other than an Eligible Proceeding commenced by the Indemnitee to enforce the Indemnitee’s rights under this Agreement) unless the commencement of such Eligible Proceeding was authorized by the Board of Directors.

7.	Fees and Expenses of Independent Legal Counsel.

The Corporation agrees to pay the reasonable fees and expenses of Independent Legal Counsel should Independent Legal Counsel be retained to make a determination of the Indemnitee’s entitlement to indemnification pursuant to Section 5(b) of this Agreement, and to fully indemnify such Independent Legal Counsel against for all reasonable expenses and disbursements incurred by any of them arising out of or relating to this Agreement or their engagement pursuant hereto.

8.	Rights and Remedies of the Indemnitee.

(a)
In the event that (i) a determination pursuant to Section 5 hereof is made that the Indemnitee is not entitled to indemnification, (ii) advances of Expenses are not made pursuant to this Agreement, (iii) payment has not been timely made following a determination of entitlement to indemnification pursuant to this Agreement, or (iv) the Indemnitee otherwise seeks enforcement of this Agreement, the Indemnitee shall be entitled to a final adjudication in the applicable court of the Province of British Columbia of the remedy sought. Alternatively, unless court approval is required by law for the indemnification sought by the Indemnitee, the Indemnitee at the Indemnitee’s option may seek an award in arbitration to be conducted by a single arbitrator pursuant to the commercial arbitration rules of the British Columbia International Commercial Arbitration Centre in effect at the time, which award is to be made within ninety (90) days following the arbitrator’s determination of an award. The Corporation shall not oppose the Indemnitee’s right to seek any such adjudication or arbitration award. In any such proceeding or arbitration, the Indemnitee shall be presumed to be entitled to indemnification and advancement of Expenses under this Agreement and the Corporation shall have the burden of proof to overcome that presumption.

(b)
In the event that a determination that the Indemnitee is not entitled to indemnification, in whole or in part, has been made pursuant to Section 5 hereof, the decision in the judicial proceeding or arbitration provided in Section 8(a) shall be made de novo and the Indemnitee shall not be prejudiced by reason of a determination that the Indemnitee is not entitled to indemnification.

(c)
If a determination that the Indemnitee is entitled to indemnification has been made pursuant to Section 5 hereof, or is deemed to have been made pursuant to Section 4(a) hereof, or otherwise pursuant to the terms of this Agreement, the Corporation shall be bound by such determination.

(d)
The Corporation shall be precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding and enforceable. The Corporation shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Agreement and is precluded from making any assertion to the contrary.

(e)
Unless prohibited by the BCA and/or the Articles, Expenses actually and reasonably incurred by the Indemnitee in connection with the Indemnitee’s request for indemnification under, seeking enforcement of or to recover damages for breach of this Agreement shall be advanced by the Corporation when and as incurred by the Indemnitee, irrespective of any Final Adverse Determination that the Indemnitee is not entitled to indemnification.

(f)
If the Indemnitee is the subject of or is implicated in any investigation, whether formal or informal, the Corporation shall, unless prohibited by law, provide to the Indemnitee any information it provides to any third party concerning the investigation, provided, that by executing this Agreement, the Indemnitee agrees to use such information solely in connection with the defense of such investigation and if the Indemnitee is no longer serving as a Director or employed by the Corporation, the Indemnitee shall at the Corporation’s request execute a confidentiality agreement substantially in the form of the confidentiality agreement in effect while such the Indemnitee was a Director or employed by the Corporation.

9.	Contribution.

(a)
To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to the Indemnitee for any reason whatsoever, the Corporation, in lieu of indemnifying the Indemnitee, shall contribute to the amount incurred by the Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Eligible Proceeding in order to reflect (i) the relative benefits received by the Corporation and the Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Eligible Proceeding; and/or (ii) the relative fault of the Corporation (and its directors, officers, employees and agents) and the Indemnitee in connection with such event(s) and/or transaction(s).

(b)
Whether or not the indemnification provided in Section 2 of this Agreement is available, in respect of any threatened, pending or completed Eligible Proceeding in which the Corporation is jointly liable with the Indemnitee (or would be if joined in such Eligible Proceeding), the Corporation shall pay, in the first instance, the entire amount of any judgment or settlement of such Eligible Proceeding without requiring the Indemnitee to contribute to such payment and the Corporation hereby waives and relinquishes any right of contribution it may have against the Indemnitee. The Corporation shall not enter into any settlement of any Eligible Proceeding in which the Corporation is jointly liable with the Indemnitee (or would be if joined in such Eligible Proceeding) unless such settlement provides for a full and final release of all claims asserted against the Indemnitee.

(c)
No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the United States Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

10.	Maintenance of Insurance.

(a)
The Corporation represents that it presently has in place certain directors’ and officers’ liability insurance policies covering the directors and officers of the Corporation and the directors and officers of the wholly owned subsidiaries of the Corporation. Subject only to the provisions within this Section 10, the Corporation agrees that so long as the Indemnitee shall have consented to serve or shall continue to serve as an Eligible Party in relation to the Corporation, and thereafter so long as the Indemnitee shall be subject to any possible Eligible Proceeding (such periods being hereinafter referred to as the “Indemnification Period”), the Corporation will use all reasonable efforts to maintain in effect for the benefit of the Indemnitee one or more valid, binding and enforceable policies of directors’ and officers’ liability insurance from established and reputable insurers, providing, in all respects, coverage both in scope and amount which is no less favorable than that presently provided. Notwithstanding the foregoing, the Corporation shall not be required to maintain said policies of directors’ and officers’ liability insurance during any time period if during such period such insurance is not reasonably available or if it is determined in good faith by the then directors of the Corporation either that:

(i)	the premium cost of maintaining such insurance is substantially disproportionate to the amount of coverage provided thereunder; or

(ii)	the protection provided by such insurance is so limited by exclusions, deductions or otherwise that there is insufficient benefit to warrant the cost of maintaining such insurance.

(b)
Anything in this Agreement to the contrary notwithstanding, to the extent that and for so long as the Corporation shall choose to continue to maintain any policies of directors’ and officers’ liability insurance during the Indemnification Period, the Corporation shall maintain similar and equivalent insurance for the benefit of the Indemnitee during the Indemnification Period (unless such insurance shall be less favorable to the Indemnitee than the Corporation’s existing policies).

(c)
If the Corporation has in effect policies of directors’ and officers’ liability insurance at the time that the Indemnitee notifies the Corporation of the commencement of any Eligible Proceeding, the Corporation shall give prompt notice of the commencement of such Eligible Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Corporation shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Eligible Proceeding in accordance with the terms of such policies. In the event of a Change in Control or the Corporation’s becoming insolvent, including being placed into receivership or entering the federal bankruptcy process, the Corporation shall maintain in force any directors’ and officers’ liability insurance policies then maintained by the Corporation in providing insurance in respect of the Indemnitee, for a period of six years thereafter (a “Tail Policy”). Such coverage shall be with the incumbent insurance carriers using the policies that were in place at the time of the change of control event (unless the incumbent carriers will not offer such policies, in which case the Tail Policy shall be substantially comparable in scope and amount as the expiring policies, shall be placed by the Corporation’s existing broker, and the insurance carriers for the Tail Policy shall have an A.M. Best Company, Inc. rating that is the same or better than the A.M. Best Company, Inc. ratings of the expiring policies, or unless otherwise determined by a majority of the then-sitting directors).

11.	Modification, Waiver, Termination and Cancellation.

No supplement, modification, termination, cancellation or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

12.	Subrogation and Set Off.

(a)
In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

(b)
The Corporation’s obligation to indemnify, hold harmless, exonerate or advance Expenses hereunder to the Indemnitee who is or was serving at the request of the Corporation as am Eligible Party of any Associated Corporation or any other entity shall be reduced by any amount the Indemnitee has actually received as indemnification, hold harmless or exoneration payments or advancement of expenses from such Associated Corporation or any other entity. Notwithstanding any other provision of this Agreement to the contrary, (i) the Indemnitee shall have no obligation to reduce, offset, allocate, pursue or apportion any indemnification, hold harmless, exoneration, advancement, contribution or insurance coverage among multiple parties possessing such duties to the Indemnitee prior to the Corporation’s satisfaction and performance of all its obligations under this Agreement, and (ii) the Corporation shall perform fully its obligations under this Agreement without regard to whether the Indemnitee holds, may pursue or has pursued any indemnification, advancement, hold harmless, exoneration, contribution or insurance coverage rights against any person or entity other than the Corporation.

13.	Notice by the Indemnitee and Defense of Claim.

(a)
The Indemnitee shall promptly notify the Corporation in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter, whether civil, criminal, administrative or investigative which may result in the right to indemnification or the advancement of Expenses, but the omission so to notify the Corporation will not relieve it from any liability that it may have to the Indemnitee if such omission does not prejudice the Corporation’s rights. If such omission does prejudice the Corporation’s rights, the Corporation will be relieved from liability only to the extent of such prejudice. Notwithstanding the foregoing, such omission will not relieve the Corporation from any liability that it may have to the Indemnitee otherwise than under this Agreement. With respect to any Eligible Proceeding as to which the Indemnitee notifies the Corporation of the commencement thereof:

(i)	the Corporation will be entitled to participate therein at its own expense; and

(ii)
the Corporation, jointly with any other indemnifying party similarly notified, will be entitled to assume the defense thereof, with counsel satisfactory to the Indemnitee, acting reasonably (“Counsel”); provided, however, that the Corporation shall not be entitled to assume the defense of any Eligible Proceeding if there has been a Change in Control or if the named parties to any such claim include the Corporation and the Indemnitee and the Indemnitee shall have been advised by Counsel that there may be a conflict of interest between the Corporation and the Indemnitee with respect to such Eligible Proceeding. After notice from the Corporation to the Indemnitee of its election to assume the defense thereof, the Corporation will not be liable to the Indemnitee under this Agreement for any Expenses subsequently incurred by the Indemnitee in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below. The Indemnitee shall have the right to employ the Indemnitee’s own counsel in such Eligible Proceeding, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless:

(A)	the employment of counsel by the Indemnitee has been authorized by the Corporation;

(B)
(I) the named parties to any such claim include the Corporation and the Indemnitee and the Indemnitee shall have been advised by Counsel that there may be a conflict of interest between the Corporation and the Indemnitee with respect to such Eligible Proceeding and (II) if required by the Corporation’s directors and officers liability insurance policy at the applicable time, such counsel is selected by the Indemnitee from a pre-approved list provided by the Corporation’s directors and officers liability insurance provider; or

(C)
the Corporation shall not in fact have employed counsel to assume the defense in such Eligible Proceeding or shall not in fact have assumed such defense and be acting in connection therewith with reasonable diligence, in each of which cases the fees and expenses of such counsel shall be at the expense of the Corporation.

(b)
Notwithstanding anything in this Agreement to the contrary, the Indemnitee shall have the right to employ the Indemnitee’s own counsel in connection with any such Eligible Proceeding, at the expense of the Corporation, if such counsel serves in a review and observer capacity and does not otherwise materially control or participate in the defense of such Eligible Proceeding and provided that the Indemnitee must select such counsel from three potential counsel proposed by the Corporation.

(c)
The Corporation shall not settle any Eligible Proceeding in any manner that would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent; provided, however, that the Indemnitee will not unreasonably withhold his or her consent to any proposed settlement. The Corporation shall promptly notify the Indemnitee once the Corporation has received an offer or intends to make an offer to settle any such Eligible Proceeding and the Corporation shall provide the Indemnitee as much time as reasonably practicable to consider such offer. The Corporation may not exhaust the amount of its directors’ and officers’ liability insurance pursuant to a settlement agreement unless the settlement provides for a full and final release of all claims asserted against the Indemnitee.

14.	Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)	if to the Indemnitee, to the address set forth below the Indemnitee’s signature on the signature page hereof; and

(b)	if to the Corporation, to:

Midway Gold Corp.
8310 South Valley Highway, Suite 280
Englewood, Colorado 80112
Attention: ●

or to such other address as may have been furnished to the Indemnitee by the Corporation or to the Corporation by the Indemnitee, as the case may be.

15.	Nonexclusivity.

The rights of the Indemnitee hereunder shall not be deemed exclusive of any other rights to which the Indemnitee may be entitled under applicable law, the Articles, or any agreements, vote of Shareholders, resolution of the Board of Directors or otherwise, and to the extent that during the Indemnification Period the rights of the then existing directors and officers are more favorable to such directors or officers than the rights currently provided to the Indemnitee thereunder or under this Agreement, the Indemnitee shall be entitled to the full benefits of such more favorable rights.

16.	Indemnification and Advancement Rights Primary.

The Corporation hereby acknowledges that the Indemnitee has or may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more parties other than the Corporation (collectively, the “Secondary Indemnitors”). The Corporation hereby acknowledges and the Corporation and the Indemnitee hereby agree: (i) that the Corporation is the indemnitor of first resort in relation to Eligible Proceedings arising as a result of the Indemnitee being an Eligible Party in relation to the Corporation; i.e., the Corporation’s obligations to the Indemnitee are primary and any obligation of the Secondary Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Indemnitee are secondary; (ii) that the Corporation shall be required, in accordance with the provisions hereof, to advance the full amount of Expenses incurred by the Indemnitee and shall be liable for the full amount of all Eligible Penalties to the extent legally permitted and as required by the terms of this Agreement and the Articles, without regard to any rights the Indemnitee may have against the Secondary Indemnitors; and (iii) that the Corporation irrevocably waives, relinquishes and releases the Secondary Indemnitors from any and all claims against the Secondary Indemnitors that the Corporation may have for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Secondary Indemnitors on behalf of the Indemnitee with respect to any claim for which the Indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Secondary Indemnitors shall have a right of contribution and/or subrogation to the extent of such advancement or payment to all of the rights of recovery of the Indemnitee against the Corporation. The Corporation and the Indemnitee agree that the Secondary Indemnitors are express third party beneficiaries of the terms of this provision.

17.	Certain Definitions and Interpretation.

(a)	In this Agreement, the following terms have the meanings provided:

“Advancement Undertaking” has the meaning ascribed to such term in Section 3 of this Agreement.

“Articles” has the meaning ascribed to such term in Recital D of this Agreement.

“Associated Corporation” shall mean a corporation or entity referred to in paragraph 17(a)(i)(iii) of the definition of "Eligible Party”.

“BCA” has the meaning ascribed to such term in Recital D of this Agreement.

“Change in Control” shall mean the occurrence of any of the following:

(i)
both (A) any “person” (as defined below) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing at least twenty percent (20%) of the total voting power represented by the Corporation’s then outstanding voting securities and (B) the beneficial ownership by such person of securities representing such percentage is not approved by a majority of the “Continuing Directors” (as defined below);

(ii)
any “person” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing at least fifty percent (50%) of the total voting power represented by the Corporation’s then outstanding voting securities;

(iii)	a change in the composition of the Board of Directors occurs, as a result of which fewer than two-thirds of the incumbent directors are directors who either

(A)	had been directors of the Corporation on the “look-back date” (as defined below) (the “Original Directors”) or

(B)
were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority in the aggregate of the Original Directors who were still in office at the time of the election or nomination and directors whose election or nomination was previously so approved

(together, the directors referenced in Sections (A) and (B), above, shall be referred to as the “Continuing Directors”);

(iv)
the Shareholders approve a merger or consolidation of the Corporation with any other corporation, if such merger or consolidation would result in the voting securities of the Corporation outstanding immediately prior thereto representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or less of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or

(v)
the Shareholders approve (A) a plan of complete liquidation of the Corporation or (B) an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

For purposes of Sections (i) and (ii) of the defined term “Change in Control”, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act, but shall exclude (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of a parent or subsidiary of the Corporation or (y) a corporation owned directly or indirectly by the Shareholders in substantially the same proportions as their ownership of the common shares of the Corporation.

For purposes of Section (iii) of the defined term “Change in Control”, the term “look-back date” shall mean the later of (x) the date first written above in the preamble to this Agreement or (y) the date 24 months prior to the date of the event that may constitute a “Change in Control.”

Any other provision of the defined term “Change in Control”, notwithstanding the term “Change in Control”, shall not include a transaction, if undertaken at the election of the Corporation, the result of which is to sell all or substantially all of the assets of the Corporation to another corporation (the “surviving corporation”); provided that the surviving corporation is owned directly or indirectly by the Shareholders immediately following such transaction in substantially the same proportions as their ownership of the Corporation’s common shares immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Agreement.

“Claim for Indemnification” has the meaning ascribed to such term in Section 5(a) of this Agreement.

“Disinterested Director” shall mean a director of the Corporation who is not or was not a party to the Eligible Proceeding in respect of which indemnification is being sought by the Indemnitee.

“Eligible Party”, in relation to the Corporation, shall mean an individual who

(i)	is or was a director or officer of the Corporation,

(ii)	is or was a director or officer of another corporation

(A)	at a time when the corporation is or was an affiliate of the Corporation, or

(B)	at the request of the Corporation, or

(iii)	at the request of the Corporation, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, except in the definition of "Eligible Proceeding" and except in sections 163(1)(c), 163(1)(d) and 165 of the BCA, the heirs and personal or other legal representatives of that individual.

“Eligible Penalty” shall mean a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an Eligible Proceeding.

“Eligible Proceeding” shall mean a Proceeding in which an Eligible Party or any of the heirs and personal or other legal representatives of the Eligible Party, by reason of the Eligible Party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Corporation or an Associated Corporation

(i)	is or may be joined as a party, or

(ii)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the Proceeding.

“Exchange Act” has the meaning ascribed to such term in Section 6(c) of this Agreement.

“Expenses” shall include all costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a Proceeding.

“Final Adverse Determination” shall mean that a determination that the Indemnitee is not entitled to indemnification shall have been made pursuant to Section 5 hereof and either (i) a final adjudication in the courts of the Province of British Columbia from which there is no further right of appeal or decision of an arbitrator pursuant to Section 8(a) hereof shall have denied the Indemnitee’s right to indemnification hereunder, or (ii) the Indemnitee shall have failed to file a complaint in a British Columbia court or seek an arbitrator’s award pursuant to Section 8(a) for a period of one hundred twenty (120) days after the determination made pursuant to Section 5 hereof.

“Indemnification Period” has the meaning ascribed to such term in Section 10(a) of this Agreement;

“Independent Legal Counsel” shall mean a law firm or a member of a firm or a law professor selected by the Corporation and approved by the Indemnitee (which approval shall not be unreasonably withheld) or, if there has been a Change in Control, selected by the Indemnitee from a pre-approved list provided by the Corporation’s directors and officers liability insurance provider, as applicable, and approved by the Corporation (which approval shall not be unreasonably withheld), that neither is presently nor in the past five (5) years has been retained to represent: (i) the Corporation or any of its subsidiaries or affiliates, or the Indemnitee or any corporation of which the Indemnitee was or is a director, officer, employee or agent, or any subsidiary or affiliate of such a corporation, in any material matter, or (ii) any other party to the Eligible Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Legal Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or the Indemnitee in an action to determine the Indemnitee’s right to indemnification under this Agreement.

“Proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

“Shareholder” shall mean any holder of common shares in the capital of the Corporation.

(b)	For the purposes of this Agreement, the following interpretations apply:

(i)	one corporation is affiliated with another corporation if

(A)	one of them is a subsidiary of the other,

(B)	both of them are subsidiaries of the same corporation, or

(C)	each of them is controlled by the same person;

(ii)	a corporation is a subsidiary of another corporation if

(A)	it is controlled by

(I)	that other corporation,

(II)	that other corporation and one or more corporations controlled by that other corporation, or

(III)	2 or more corporations controlled by that other corporation, or

(B)	it is a subsidiary of a subsidiary of that other corporation;

(iii)	a corporation is controlled by a person if

(A)	shares of the corporation are held, other than by way of security only, by the person, or are beneficially owned, other than by way of security only, by

(I)	the person, or

(II)	a corporation controlled by the person, and

(B)	the votes carried by the shares mentioned in paragraph (A) are sufficient, if exercised, to elect or appoint a majority of the directors of the corporation; and

(iv)	a corporation is a wholly owned subsidiary of another corporation if all of the issued shares of the first corporation are held by one or both of

(A)	that other corporation, and

(B)	a wholly owned subsidiary, or wholly owned subsidiaries, of that other corporation.

18.	Binding Effect; Duration and Scope of Agreement.

(a)
This Agreement shall be binding upon the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Corporation), spouses, heirs and personal and legal representatives. The Corporation shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Corporation, by written agreement expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

(b)
This Agreement shall be deemed to be effective as of the commencement date of the Indemnitee’s service as an officer or director of the Corporation and shall continue in effect during the Indemnification Period.

19.	Severability.

If any provision or provisions of this Agreement (or any portion thereof) shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a)	the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; and

(b)	to the fullest extent legally possible, the provisions of this Agreement shall be construed so as to give effect to the intent of any provision held invalid, illegal or unenforceable.

20.	Governing Law.

This Agreement shall be subject to, governed by and construed and enforced in accordance with the laws of the Province of British Columbia and the Canadian federal laws applicable therein.

21.	Entire Agreement.

This Agreement represents the entire agreement between the parties hereto, and there are no other agreements, contracts or understandings between the parties hereto with respect to the subject matter of this Agreement, except as specifically referred to herein or as provided in Section 15 hereof.

[THIS SPACE INTENTIONALLY LEFT BLANK]

22.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by a duly authorized officer and the Indemnitee has executed this Agreement as of the date first above written.

MIDWAY GOLD CORP.

By:	/s/
Name:	●
Title:	●

INDEMNITEE

By:	/s/
Name:	●
Title:	●